SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14 of
the Securities Exchange Act of 1934

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Precision Optics Corporation, Inc. (Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRECISION OPTICS CORPORATION, INC.
22 East Broadway
Gardner, Massachusetts 01440

To the Stockholders:

The Board of Directors and Officers of Precision Optics Corporation, Inc. invite you to attend the 2005 Annual Meeting of Stockholders to be held Tuesday, November 29, 2005, at 10:00 a.m. at the offices of Ropes & Gray LLP, One International Place, Boston, Massachusetts.

A copy of the Proxy Statement and the Company’s 2005 Annual Report to Stockholders are enclosed.

If you cannot be present at the meeting, please mark, date, and sign the enclosed proxy card and return it as soon as possible in the enclosed envelope.

Very truly yours,

/s/	Richard E. Forkey
RICHARD E. FORKEY
President

PRECISION OPTICS CORPORATION, INC.
22 East Broadway
Gardner, Massachusetts 01440

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS

November 29, 2005

The 2005 Annual Meeting of Stockholders of Precision Optics Corporation, Inc. (the “Company”) will be held on Tuesday, November 29, 2005, at 10:00 a.m. at the offices of Ropes & Gray LLP, Boston, Massachusetts, for the following purposes:

1.
To approve an amendment to the Company’s Articles of Organization, to be filed at the discretion of the Board of Directors, to effect a reverse stock split at a ratio in a range between and including one-for-three and one-for-six to be determined by the Board.

2.	To elect one Class III director to hold office for a three-year term and until his successor shall have been duly elected and qualified.

3.	To transact any and all other business that may properly come before the meeting or any adjournment thereof.

All stockholders of record at the close of business on Friday, October 14, 2005, are entitled to notice of and to vote at the meeting.

Stockholders are requested to sign and date the enclosed proxy and return it in the enclosed envelope. The envelope requires no postage if mailed in the United States.

By Order of the Board of Directors

/s/	R. Michael Arbon
R. Michael Arbon
Clerk

November 1, 2005

PRECISION OPTICS CORPORATION, INC.

Annual Meeting of Stockholders
November 29, 2005
PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This Proxy Statement and form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Precision Optics Corporation, Inc., a Massachusetts corporation (the “Company”), for the 2005 Annual Meeting of Stockholders of the Company to be held on November 29, 2005, at 10:00 a.m. at the offices of Ropes & Gray LLP, One International Place, Boston, Massachusetts, and any adjournments thereof, for the purposes set forth in the notice of meeting. The Company was incorporated in 1982, and its principal executive offices are at 22 East Broadway, Gardner, Massachusetts 01440 (telephone 978-630-1800). This Proxy Statement and form of proxy are first being distributed to stockholders on or about November 1, 2005.

Stockholders Entitled to Vote

As of October 14, 2005, the Company had outstanding 7,008,212 shares of Common Stock, $0.01 par value per share (the “Common Stock”). Each share of Common Stock entitles the holder of record thereof at the close of business on October 14, 2005 to one vote, in person or by proxy, on the matters to be voted upon at the meeting.

Voting Procedures

Consistent with Massachusetts law and the Company’s by-laws, the holders of a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the annual meeting will be counted by persons appointed by the Company to act as election inspectors for the meeting.

If the enclosed form of proxy is properly signed and returned and not revoked, the shares represented thereby will be voted at the annual meeting. If the stockholder specifies in the proxy how the shares are to be voted, they will be voted as specified. If the stockholder does not specify how the shares are to be voted, such shares will be voted in favor of Proposal 1 below and for the election of the nominee for director.

Any stockholder has the right to revoke his or her proxy at any time before it is voted by: (1) attending the meeting and voting in person, (2) by filing with the Clerk of the Company a written instrument revoking the proxy or (3) delivering to the Clerk another newly executed proxy bearing a later date.

Required Vote

The approval of the reverse stock split described in Proposal 1 requires the affirmative vote of a majority of all shares outstanding. The election of a Class III director described in Proposal 2 requires a plurality of votes cast.

Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum, but will not be counted as votes properly cast for purposes of determining the outcome of voting on any matter. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for the particular item and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange applicable to member firms, brokers will have discretionary authority to vote shares held in their name for the reverse stock split and for the election of a director even if they do not receive instructions from the beneficial owners.

Voting on Other Matters

At the date hereof, the Company’s management has no knowledge of any business other than that described in the notice for the annual meeting which will be presented for consideration at such meeting. If any other business should come before such meeting, the persons appointed by the enclosed form of proxy may, in their discretion, vote all such proxies in accordance with their own judgment. The persons appointed by the enclosed form of proxy also may, in their discretion, vote all proxies with respect to matters incident to the conduct of the meeting.

Costs of Proxy Solicitation

The Company will bear all the costs of the solicitation of proxies. The Board of Directors may arrange with brokerage houses and other custodians, nominees, and fiduciaries to forward solicitation materials to the beneficial owners of the stock held of record by such persons, and the Company may reimburse them for the reasonable out-of-pocket expenses incurred in so doing. In addition to the solicitation of proxies by use of the mail, the Company may use the services of some of its directors, officers, and regular employees (who will receive no compensation therefrom in addition to their regular salaries) to solicit proxies personally or by mail or telephone.

PROPOSAL 1. REVERSE STOCK SPLIT

Summary

In October 2005, the Board approved and recommended that the stockholders approve, a proposed amendment (the “Reverse Stock Split Amendment”) to the Company’s Articles of Organization, as amended, to be filed at the discretion of the Board to effect (or, alternatively, to abandon) a reverse split of the Common Stock (the “Reverse Stock Split”). The form of the proposed Reverse Stock Split Amendment is attached hereto as Appendix A. Under the terms of the Reverse Stock Split, every three to six shares of the outstanding Common Stock of the Company would automatically be converted into one share of Common Stock. The exact ratio will be between and may include one-to-three and one-to-six, to be determined by the Board in its sole discretion, based on what is in the best interests of the Company and its stockholders. The Board believes that approval of the Reverse Stock Split Amendment at a range of ratios rather than a specific ratio provides the Board with the flexibility necessary to achieve the purposes of the Reverse Stock Split. If implemented, the Reverse Stock Split Amendment would be effective on such date as it is filed with the Massachusetts Secretary of State (the “Effective Date”).

On the Effective Date, the Reverse Stock Split will result in the automatic conversion of between and including three and six shares (as determined in the manner described above) of issued and outstanding authorized Common Stock into one share of Common Stock. Fractional shares of Common Stock will not be issued as a result of the Reverse Stock Split, but instead, the Company will round up each fractional share to the next whole post-split share. Except for adjustments that may result from the treatment of fractional shares as described above, each stockholder will hold the same percentage of Common Stock outstanding immediately following the Reverse Stock Split as such stockholder held immediately prior to the Reverse Stock Split. The Reverse Stock Split Amendment will not alter the par value of the Common Stock or the number of shares of Common Stock authorized for issuance.

If the Proposal is approved by the stockholders, the Reverse Stock Split will be effected only upon a determination by the Board that the Reverse Stock Split is in the best interest of the Company and its stockholders at that time. Even if the Reverse Stock Split proposal is approved by the stockholders of the Company, the Board may, in its sole discretion, determine not to effect the Reverse Stock Split or to delay such action based on the then-current trading price of the Common Stock or other factors it determines are important.

Reasons for This Proposal

The primary purpose of the Reverse Stock Split is to obtain a higher per share trading price for the Company’s Common Stock and maintain eligibility for the listing of the Common Stock on the NASDAQ Capital Market (formerly, NASDAQ SmallCap Market). Because the reverse Stock Split combines the outstanding shares of Common Stock into a fewer number of shares, a share of Common Stock outstanding after giving effect to the Reverse Stock Split is likely to trade at a higher price per share than a share of Common Stock outstanding before giving effect to the Reverse Stock Split.

In addition to other listing requirements, the Company’s Common Stock must maintain a minimum bid price of $1.00 per share in order to remain eligible for continued listing on the NASDAQ Capital Market. Because the closing trading price of the Company’s Common Stock was below $1.00 for 30 consecutive days, NASDAQ notified the Company of the failure to maintain the minimum bid price requirement. In order to regain compliance, the bid price of the Company’s Common Stock must close at $1.00 per share or more for a minimum of 10 consecutive trading days. NASDAQ has advised the Company that it must regain compliance with the minimum bid price requirement by December 13, 2005. If the Company cannot regain compliance by that date, the NASDAQ staff has stated that it will provide written notification that the Company’s Common Stock will be delisted.

The Company believes, but cannot assure shareholders, that a Reverse Stock Split will increase the chances that the Company’s Common Stock will trade at or above the NASDAQ-required $1.00 minimum bid price. Further, there can be no assurance that the Company will continue to meet other NASDAQ listing requirements. The Reverse Stock Split will not result in any changes to the NASDAQ listing requirements applicable to the Company. If following the Reverse Stock Split, the trading price of the Company’s Common Stock again closes below $1.00 for ten consecutive days and the closing bid price of the Common Stock is not $1.00 or more for ten consecutive trading days within the prescribed period, the Common Stock of the Company could again be subject to de-listing.

The Company believes that maintaining the listing of its Common Stock on NASDAQ is in the best interest of the Company and its stockholders. Inclusion in NASDAQ increases liquidity and may potentially minimize the spread between the “bid” and “asked” prices quoted by market makers. Further, a NASDAQ listing may enhance the Company’s access to capital and increase the Company’s flexibility in responding to anticipated capital requirements. The Company believes that prospective investors will view an investment in the Company more favorably if its shares qualify for listing on NASDAQ.

The Company also believes that the current per share price level of the Common Stock has reduced the effective marketability of the Company’s shares of Common Stock because of the reluctance of many leading brokerage firms to maintain active analyst coverage of low-priced stocks or to recommend low-priced stocks to their clients. Some investors may view low-priced stock as speculative and unattractive, although some other investors may be attracted to low-priced stock because of the greater trading volatility sometimes associated with such securities. Such a limited stockholder base may have the undesirable effect of artificially limiting demand for the Common Stock, thus depressing the stock price.

The Company believes that some brokerage houses may have policies and practices that tend to discourage individual brokers within those firms from dealing in low-priced stock. Those policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that function to make the handling of low-priced stocks unattractive to brokers from an economic standpoint. The Company also believes that, because brokerage commissions on low-priced stock may represent a higher percentage of the stock price than commissions on higher-priced stock, the current share price of the Common Stock can result in individual stockholders paying transaction costs (commission, markups or markdowns) that represent a higher percentage of their total share value than would be the case if the share price were substantially higher.

If the Common Stock is not listed on NASDAQ and the trading price of the Common Stock were to remain below $1.00 per share, trading in the Common Stock would also be subject to the requirements of rules promulgated under the Securities Exchange Act of 1934 that require additional disclosures by broker-dealers in connection with any trades involving a stock defined as a “penny stock” (generally, a non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions). In such event, the additional burdens imposed upon broker-dealers to effect transactions in the Common Stock could further limit the market liquidity of the Common Stock and the ability of investors to trade the Common Stock.

In the event that the Common Stock is delisted from NASDAQ, sales of the Common Stock would likely be conducted only in the over-the-counter bulletin board or potentially in regional exchanges. This may have a negative impact on the liquidity and price of the Common Stock and investors may find it more difficult to purchase or dispose of, or to obtain accurate quotations as to the market value of, the Common Stock.

For all of the above reasons, management believes that the Reverse Stock Split is in the best interests of the Company and its stockholders. There can be no assurance, however, that the Reverse Stock Split will have the desired consequences. Specifically, there can be no assurance that, after the Reverse Stock Split, the market price of the Common Stock will not decrease to a level that causes the Company to again face de-listing, or that the market capitalization of the Company after the proposed Reverse Stock Split will not be less than the Company’s market capitalization before the proposed Reverse Stock Split.

Potential Effects of this Proposal

Although the Company expects to file the Reverse Stock Split Amendment in December 2005, the actual timing of the filing will be determined by the Board based upon its evaluation as to when such action is most advantageous to the Company and its stockholders. Further, even if this proposal is approved by the stockholders of the Company, the Board may elect not to file the Reverse Stock Split Amendment at all if it believes it is in the best interests of the Company and its stockholders not to do so.

After the Effective Date of the Reverse Stock Split, each stockholder will own a reduced number of shares of Common Stock but will hold the same percentage of the outstanding shares (subject to adjustments for fractional interests resulting from the Reverse Stock Split) as the stockholder held prior to the Effective Date. The number of shares of Common Stock that may be purchased upon the exercise of outstanding options, warrants, and other securities convertible into, or exercisable or exchangeable for, shares of Common Stock, and the per share exercise or conversion prices thereof, will be adjusted appropriately for the Reverse Stock Split in accordance with their terms as of the Effective Date.

Each fractional share of Common Stock that results from the Reverse Stock Split will be rounded up to a whole share. Because no beneficial owners will be cashed out in the Reverse Stock Split, the Company does not believe that the Reverse Stock Split will lead to a reduction in the number of beneficial owners.

The Reverse Stock Split may also result in some stockholders owning “odd lots” of less than 100 shares of Common Stock received as a result of the Reverse Stock Split. Brokerage commissions and other costs of transactions in odd lots may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares.

Based on the 7,008,212 shares of Common Stock outstanding as of October 14, 2005, the approximate number of shares of Common Stock that would be outstanding as a result of the Reverse Stock Split using the following examples of exchange ratios are as follows (without giving effect to the rounding up of fractional shares):

Exchange Ratio	Shares Outstanding

1-for-3	2,336,071
1-for-4	1,752,053
1-for-5	1,401,642
1-for-6	1,168,035

The Reverse Stock Split will affect all stockholders equally and will not affect any stockholder’s proportionate equity interest in the Company (except with respect to adjustments for fractional interests). None of the rights currently accruing to holders of the Common Stock, options or warrants to purchase Common Stock will be affected by the Reverse Stock Split because such instruments are subject to adjustment in the case of a stock split or similar transaction. Following the Reverse Stock Split, each share of the Common Stock resulting from the Reverse Stock Split will entitle the holder thereof to one vote per share and will otherwise be identical to the outstanding Common Stock immediately prior to the Effective Date. Additionally each fractional share of the Common Stock resulting from the Reverse Stock Split will be rounded up to a whole share of the Common Stock.

Exchange of Stock Certificates; No Fractional Shares

The combination and reclassification of shares of Common Stock pursuant to the Reverse Stock Split will occur automatically on the Effective Date without any action on the part of stockholders of the Company and without regard to the date on which certificates evidencing shares of Common Stock prior to the Reverse Stock Split are physically surrendered for new certificates. As of the Effective Date, between and including three and six shares of Common Stock will be converted and reclassified into one share of post-split Common Stock.

For example, if a 1-for-5 Reverse Stock Split is implemented, a holder of 1,000 shares immediately prior to the Effective Date would hold 200 shares after the Effective Date. Alternatively, if a 1-for-4 Reverse Stock Split is implemented, a holder of 1,000 shares immediately prior to the Effective Date would hold 250 shares after the Effective Date. Fractional shares of Common Stock will not be issued as a result of the Reverse Stock Split, but instead will be rounded up to a whole share of Common Stock.

As soon as practicable after the Effective Date, transmittal forms will be mailed to each holder of record of shares of Common Stock, to be used in forwarding such holder’s stock certificates for surrender and exchange for certificates evidencing the number of shares of Common Stock such stockholder is entitled to receive a consequence of the Reverse Stock Split. The transmittal forms will be accompanied by instructions specifying other details of the exchange. Upon receipt of such transmittal form, each stockholder should surrender the certificates evidencing shares of Common Stock prior to the Reverse Stock Split in accordance with the applicable instructions. Each holder who surrenders certificates will receive new certificates evidencing the whole number of shares of Common Stock that such stockholder holds as a result of the Reverse Stock Split. Stockholders will not be required to pay any transfer fee or other fee in connection with the exchange of certificates.

The Company estimates that its aggregate expenses relating to the Reverse Stock Split will not be material.

STOCKHOLDERS SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM THE COMPANY.

As of the Effective Date, each certificate representing shares of Common Stock outstanding prior to the Effective Date will be deemed canceled and, for all corporate purposes, will be deemed only to evidence the right to receive the number of shares of Common Stock into which the shares of Common Stock evidenced by such certificate have been converted as a result of the Reverse Stock Split.

Federal Income Tax Consequences

The following discussion generally describes certain United States federal income tax consequences of the proposed Reverse Stock Split to stockholders of the Company. This discussion is limited to United States persons who hold their Common Stock as capital stock. The following does not address any foreign, state, local tax or alternative minimum income, or other federal tax consequences of the proposed Reverse Stock Split. The actual consequences for each stockholder will be governed by the specific facts and circumstances pertaining to such stockholder’s acquisition and ownership of the Common Stock. Thus, the Company makes no representations concerning the tax consequences for any of its stockholders and recommends that each stockholder consult with such stockholder’s own tax advisor concerning the tax consequences of the Reverse Stock Split, including federal, state, and local, or other income tax.

The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the proposed Reverse Stock Split. However, the Company believes that, because the Reverse Stock Split is not part of a plan to periodically increase a stockholder’s proportionate interest in the assets or earnings and profits of the Company, the proposed Reverse Stock Split will have the following income tax effects:

1.	A stockholder will not recognize taxable gain or loss as a result of the Reverse Stock Split.
2.
In aggregate, a stockholder’s basis in post-split common stock will equal such stockholder’s basis in the shares of pre-split Common Stock exchanged therefor and such stockholder’s holding period for post-split Common Stock will include the holding period for pre-split common stock exchanged therefor.

3.
The proposed Reverse Stock Split will constitute a reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended, and the Company will not recognize any gain or loss as a result of the Reverse Stock Split.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 1.

PROPOSAL NUMBER 2. ELECTION OF DIRECTORS

The Company’s Board of Directors is divided into three classes that are as nearly equal in number as possible, with staggered terms of office. Only one class is elected each year. Each director serves a three year term and until his or her successor has been duly elected and qualified. The Board of Directors has fixed the number of directors at five. The Company’s Class II directors (Joel R. Pitlor and Donald A. Major) will hold office until the annual meeting of stockholders in 2007 and until their respective successors have been duly elected and qualified. The directors in Class I (Richard E. Forkey and Edward A. Benjamin) will hold office until the annual meeting of stockholders in 2006 and until their respective successors have been duly elected and qualified. The director in Class III (Robert R. Shannon) will hold office until the annual meeting of stockholders in 2005, but Mr. Shannon has notified the Company that he will not be standing for re-election. One nominee (Richard Miles) has been nominated to succeed the Class III director who is not standing for re-election.

The names, ages, principal occupations for at least the last five years, and certain other information regarding the current directors and the director nominee, are as follows:

Name	Age	Director Since	Principal Occupation; Directorships of Other Public Companies
Richard E. Forkey (1)	65	1982	President, Chief Executive Officer, Treasurer and a director of the Company since founding the Company in 1982; Clerk of the Company from May 1983 to June 1990.

Edward A. Benjamin (1)	67	1990
Clerk of the Company from June 1990 to January 1998. Mr. Benjamin is a Trustee of the IXIS Advisor Funds, AEW Real Estate Income Fund, and Loomis Sayles Funds and a Director of Coal, Energy Investments & Management, LLC. Mr. Benjamin was a partner in the law firm of Ropes & Gray LLP, Boston, Massachusetts, from 1969 to 1998.

Joel R. Pitlor (1)	66	1990
Since 1979, Mr. Pitlor has been President of J.R. Pitlor, a management consulting firm that provides strategic business planning, which Mr. Pitlor founded. Mr. Pitlor has provided business planning consultation to the Company since 1983. Mr. Pitlor is also a director of Uroplasty, Inc.

Robert R. Shannon (2)	73	1990
Since 1969, Mr. Shannon has been a Professor at the Optical Sciences Center of the University of Arizona and Director of the Center from 1983 to July 1992. Mr. Shannon is also a Director of Aerospace Corporation.

Donald A. Major (1)	44	2005	Since 2002, Mr. Major has been Vice President and Chief Financial Officer of Digital Excellence, LLC. From 1999 to 2001 Mr. Major served as Chief Financial Officer and Clerk for Uroplasty, Inc.

Richard Miles (3)	62	—
Since 1972, Professor Miles has been a member of the faculty at Princeton University, and serves as the Director of the Applied Physics Group in Princeton University’s Mechanical and Aerospace Engineering Department.

(1) Directors whose terms do not expire this year.
(2) Director who is not standing for re-election.
(3) Director nominee.

The following is a biographical summary of the experience of the director nominee:

Professor Richard Miles is Director of the Applied Physics Group in Princeton University’s Mechanical and Aerospace Engineering Department. He received Bachelors, Masters and Ph.D. degrees from Stanford University in 1966, 1967 and 1972, respectively, and joined the Princeton faculty in 1972. For over 30 years, Professor Miles has performed fundamental research in advanced applications of lasers, optics and molecular spectroscopy. He is former Chairman of the Princeton Engineering Physics Program, has consulted to the US government and has lectured extensively internationally. He serves on the Board of Directors of the Fannie & John Hertz Foundation, IceCap, Inc. and is founder of Plasma Tec, Inc. Professor Miles has been elected a Fellow of the American Institute of Aeronautics & Astronautics and a Fellow of the Optical Society of America.

All of the stockholders holding shares of the Company’s Common Stock are entitled to cast one vote in person or by proxy for each share standing in their names and are entitled to elect one Class III director at the 2005 Annual Meeting. If the nominee is not available as a candidate when the election occurs, the persons named in the proxy may, in their discretion, vote for the election of such other person as the Board of Directors may designate or reduce the number of directors correspondingly. The Company has no reason to believe the nominee will not be available for election.

Board of Directors

During the fiscal year ended June 30, 2005, the Company’s Board of Directors held 3 meetings and acted by unanimous written consent on 2 occasions. Each director attended at least 75% of the meetings of the Board of Directors.

While the Company has no formal policy in place regarding board members’ attendance at annual meetings of stockholders, the Company encourages their attendance at such annual meetings. There were two members of the Board of Directors in attendance at the Company’s 2004 Annual Meeting of Stockholders.

Information as to ownership of the Company’s securities by the nominee for director is included under the heading “Security Ownership of Certain Beneficial Owners and Management.”

While the Board does not have standing nominating or compensation committees, it does have a standing Audit Committee.

Audit Committee

The Audit Committee of the Board of Directors is currently composed of Messrs. Major, Benjamin and Shannon. The Audit Committee’s primary function is to assist the Board of Directors in monitoring the integrity of the Company’s financial statements, systems of internal control and the independence and performance of the independent registered public accounting firm. The Audit Committee’s specifically enumerated powers and responsibilities include hiring and terminating the independent registered public accounting firm and pre-approving any engagements of the independent registered public accounting firm for non-audit services. The Audit Committee held 4 meetings during the fiscal year ended June 30, 2005. Each of the Audit Committee members attended 100% of the meetings of the Audit Committee in the last year. (Mr. Major became a member of the Audit Committee in August 2005, following the end of the fiscal year.)

The Board of Directors has made a determination that Donald A. Major, Chair of the Audit Committee, qualifies as an audit committee financial expert meeting the criteria set forth in Item 401(e) of Regulation S-B.

Director Nomination Procedures

The Company believes that it is appropriate not to have a standing nominating committee because of the small size of the Board of Directors. The Board of Directors as a whole identifies and evaluates nominees for election to the Board of Directors. By having the Board of Directors as a whole consider and evaluate nominees, the Board of Directors weighs the input of all directors. Of the current members of the Board of Directors, Messrs. Benjamin, Major, Pitlor and Shannon would be considered independent according to NASDAQ’s listing standards governing nominating committees.

The process by which the Board of Directors considers nominees for membership on the Board of Directors is flexible and based, generally, on the directors’ assessment of the needs of the Company and the extent to which existing directors meet those needs. Factors considered by the Board of Directors in evaluating the suitability of a potential nominee may include, but not be limited to: business and management experience, familiarity with the Company’s industry and products, the ability to integrate with existing directors and management and the extent to which a potential nominee may satisfy applicable requirements such as independence or expertise requirements under the securities laws and Nasdaq Marketplace Rules.

The Board of Directors will consider director nominees recommended by stockholders. Such recommendations should include the name, age, address, telephone number, principal occupation, background and qualifications of the nominee and the name, address, and telephone number of and number of shares of Common Stock beneficially owned by the stockholder making the recommendation and should be sent to the Clerk of the Company at 22 East Broadway, Gardner, Massachusetts 01440. Such recommendations should be submitted to the Clerk of the Company prior to June 15 of the respective year in order to give the Company adequate time in order to consider the recommendations.

Director Compensation

The Company pays each director who is not also an employee of the Company $250 per Board or Committee meeting that the director attends and reimburses the director for travel expenses.

During the fiscal year ended June 30, 2005, the Company issued, pursuant to its Amended and Restated 1997 Incentive Plan, 5,000 stock options in November 2004, exercisable at a price per share of $0.87, and 10,000 stock options in June 2005, exercisable at a price per share of $0.73, of the Company’s Common Stock to each of Messrs. Benjamin, Pitlor and Shannon. Each of these options is immediately exercisable.

On August 4, 2005 Donald A. Major was elected to be a director of the Company and appointed to chair of the Audit Committee. As of the date of Mr. Major’s acceptance, the Company issued, pursuant to its Amended and Restated 1997 Incentive Plan, 10,000 stock options, exercisable at a price per share of $0.75. Each of these options is immediately exercisable. For his service to the Company, in his capacity as Chair of the Audit Committee, Mr. Major receives compensation of $500 per month, which is in addition to the standard compensation received by all members of the Board of Directors for their services.

THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF THE NOMINEE DESCRIBED IN PROPOSAL NUMBER 2.

EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The Company’s executive officers and significant employees as of June 30, 2005 were as follows:

Name	Age	Offices

Executive Officers

Richard E. Forkey	65	President, Chief Executive Officer and Treasurer

R. Michael Arbon	40	Chief Financial Officer and Clerk

Significant Employee

Joseph N. Forkey	37	Chief Scientist

Mr. Richard E. Forkey has been the President, Chief Executive Officer, Treasurer, and a director of the Company since he founded the Company in 1982. He was the Clerk of the Company from May 1983 to June 1990.

Mr. Arbon has been Chief Financial Officer and Clerk since June 2005 and is employed on a part-time basis by the Company. Mr. Arbon has been with Winbro Group, Ltd. Since 1997, and from January 2000 has served as Chief Operating Officer. He also serves as Finance Director for Winbro Group’s UK based subsidiaries. Mr. Arbon holds a B.S. degree in Accounting from Utah State University and a MBA from Bentley College.

Dr. Joseph N. Forkey, son of Richard E. Forkey, has been Chief Scientist since September 2003. Since then he has been involved in general technical and management activities of the Company, as well as investigations of opportunities that leverage the Company’s newly developed technologies. Dr. Forkey holds B.A. degrees in Mathematics and Physics from Cornell University, and a Ph.D. in Mechanical and Aerospace Engineering from Princeton University. Prior to joining the Company, Dr. Forkey spent seven years at the University of Pennsylvania Medical School as a postdoctoral fellow and research staff member.

COMPENSATION AND OTHER MATERIAL TRANSACTIONS
Executive Compensation

Summary Compensation Table

The following table sets forth all compensation for the last three completed fiscal years awarded to, earned by, or paid to the Company’s Chief Executive Officer at June 30, 2005 and the executive officers during the fiscal year ended June 30, 2005 whose total annual salary and bonuses for the fiscal year ended June 30, 2005 exceeded $100,000 for all services rendered in all capacities to the Company and its subsidiaries (the “Named Executive Officers”).

		Annual Compensation					Long Term Compensation
							Awards	Payouts
Name and Principal Position at Fiscal Year End	Fiscal Year	Salary ($)		Bonus ($)	Other Annual Compensation ($)		Securities Underlying Options (Number)	All Other Compensation ($)
Richard E. Forkey	2005	195,000		-0-	12,250	(1)	-0-	7,193(2)
President, Chief	2004	195,000		-0-	12,250	(1)	-0-	6,692(2)
Executive Officer	2003	195,000		-0-	12,250	(1)	-0-	6,692(2)
& Treasurer

Jack P. Dreimiller (3)	2005	283,005	(4)	-0-	4,014	(5)	-0-	2,025(6)
Former Senior	2004	164,611		-0-	2,406	(5)	-0-	2,025(6)
Vice President	2003	164,611		-0-	3,166	(5)	-0-	2,025(6)
Finance, Chief
Financial Officer
& Clerk

(1)	Includes $9,250 for car expense for each of 2005, 2004, and 2003.
(2)	Represents premiums for a life insurance policy and a disability insurance policy.
(3)	Mr. Dreimiller resigned from these positions as of June 9, 2005.
(4)	Includes $122,192 in severance payments, which consist of (1) a lump sum severance payment, (2) a payment for on-going consulting services for a period of 17 months, and (3) a payment for accrued vacation and sick time.
(5)	Represents Company’s matching contribution to Profit Sharing Plan.
(6)	Represents premiums for a life insurance policy.

Option Grants in Last Fiscal Year

The following table sets forth the individual grants of stock options made by the Company during the fiscal year ended June 30, 2005 to its Named Executive Officers.

Name	Number of Securities Underlying Options Granted		Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price	Expiration Date
Richard E. Forkey	373,600	(1)	30.98%	$0.83	6/13/15

(1)	Options are exercisable as follows:

	(a)	30%, or 112,080 shares, are exercisable immediately;

	(b)	the remaining 70% (261,520 shares) will become exercisable upon attainment of certain financial management milestones.

Aggregated Option Exercises in Last Fiscal Year and Fiscal
Year-End Option Values

The following table summarizes for each of the Named Executive Officers (i) the total number of shares received upon exercise of stock options during the fiscal year ended June 30, 2005, (ii) the aggregate dollar value realized upon such exercise, (iii) the total number of unexercised options, if any, held at June 30, 2005 and (iv) the value of unexercised in-the-money options, if any, held at June 30, 2005. In-the-money options are options where the fair market value of the underlying securities exceeds the exercise or base price of the option. The aggregate value realized upon exercise of a stock option is the difference between the aggregate exercise price of the option and the fair market value of the underlying stock on the date of exercise. The value of unexercised, in-the-money options at fiscal year-end is the difference between the exercise price of the option and the fair market value of the underlying stock on June 30, 2005, which was $0.66 per share. With respect to unexercised, in-the-money options, the underlying options have not been exercised and actual gains, if any, on exercise will depend on the value of the Company’s Common Stock on the date of exercise.

			Fiscal Year-End Option Values
			Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)
Name	Shares Acquired on Exercise (Number)	Value Realized ($)	Exercisable (Number)	Unexercisable (Number)	Exercisable ($)	Unexercisable ($)

Richard E. Forkey	-0-	-0-	112,080	261,520	-0-	-0-

Long Term Incentive Plans - Awards in Last Fiscal Year

The Company made no awards under any long term incentive plan in the fiscal year ended June 30, 2005.

Employment Contracts and Termination of Employment Arrangements

The Company has no employment contracts in place with any Named Executive Officer. The Company has no compensatory plan or arrangement with respect to any Named Executive Officer where such plan or arrangement will result in payments to such Named Executive Officer upon or following his resignation, or other termination of employment with the Company and its subsidiaries, or as a result of a change-in-control of the Company or a change in the Named Executive Officers’ responsibilities following a change-in-control.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To the Company’s knowledge, based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during the fiscal year ended June 30, 2005 and Forms 5 and amendments thereto furnished to the Company with respect to such fiscal year, no person required to file reports under Section 15(a) of the Securities Exchange Act of 1934 failed to file such reports on a timely basis during or with respect to such fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has an arrangement with J.R. Pitlor (“J.R. Pitlor”), a company wholly owned by Mr. Pitlor, a Director of the Company, under which Mr. Pitlor provides consulting services to the Company for a fee currently not to exceed $5,000 a month. These consulting services consist primarily of advice regarding marketing, strategic planning and other general business issues. Either party may terminate this arrangement at will. The Company paid or accrued to J.R. Pitlor for consulting services aggregate fees of $24,000 for fiscal year 2005 and $24,000 for fiscal year 2004.

The Company leases its facility in Gardner, Massachusetts from Equity Assets, Inc. (“Equity”), a company wholly owned by Mr. Richard E. Forkey, the President, Chief Executive Officer and Treasurer and a Director of the Company. The Company is currently a tenant-at-will, paying rent of $9,000 per month.

The Company has paid legal fees to Ropes & Gray LLP, a law firm of which Mr. Benjamin, a Director of the Company, is a retired partner, of approximately $76,400 for fiscal year 2005 and $170,000 for fiscal year 2004.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the Company’s Common Stock owned as of the close of business on October 14, 2005, the record date for the 2005 Annual Meeting, by the following persons: (i) each person who is known by the Company to own beneficially more than 5% of the Company’s Common Stock, (ii) each of the Company’s directors and nominees for director who beneficially owns the Company’s or its subsidiaries’ Common Stock, other than directors’ qualifying shares, (iii) each of the Company’s Named Executive Officers who beneficially own the Company’s or its subsidiaries’ Common Stock and (iv) all executive officers and directors, as a group, who beneficially own the Company’s or its subsidiaries’ Common Stock. The information on beneficial ownership in the table and footnotes thereto is based upon data furnished to the Company by, or on behalf of, the persons listed in the table.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)
David M. Greenhouse C/O Special Situations 153 East 53rd Street, New York, NY 10022	1,881,884	(3)	26.85%

Austin W. Marxe C/O Special Situations 153 East 53rd Street, New York, NY 10022	1,886,888	(4)	26.90%

Fred Sager 26 Woodedge Drive, Dix Hills, NY 11746	477,578		6.81%
Directors and Named Executive Officers
Edward A. Benjamin* C/O Precision Optics Corporation 22 East Broadway, Gardner, MA 01440	44,440	(5)	**

Richard E. Forkey* C/O Precision Optics Corporation 22 East Broadway, Gardner, MA 01440	427,458	(6)	6.00%

Donald A. Major* C/O Precision Optics Corporation 22 East Broadway, Gardner, MA 01440	10,000	(7)	**

Joel R. Pitlor* 237 Moody Street, Waltham, MA 02453	233,797	(8)	3.33%

Robert R. Shannon* 7040 E. Taos Place, Tucson, AZ 85715	27,507	(9)	**

Jack P. Dreimiller C/O Precision Optics Corporation 22 East Broadway, Gardner, MA 01440	24,557		**

R. Michael Arbon C/O Precision Optics Corporation 22 East Broadway, Gardner, MA 01440	—		**

All executive officers and directors as a group, including those named above (6 persons)	743,202	(10)	10.33%
* Director
** The percentage of shares beneficially owned by such person does not exceed one percent of the Company’s Common Stock.

(1)
Represents shares with respect to which each beneficial owner listed has or will have, upon acquisition of such shares upon exercise or conversion of options, warrants, conversion privileges or other rights exercisable within sixty days, sole voting and investment power.

(2)
Percentages are calculated on the basis of the amount of outstanding Common Stock plus, for each person or group, any securities that such person or group has the right to acquire within sixty days pursuant to options, warrants, conversion privileges or other rights.

(3)
Represents (i) 557,490 shares owned of record by Special Situations Technology Fund II, L.P. (“SSTF II”); (ii) 1,296,979 shares owned of record by Special Situations Fund III, L.P. (“SSF III”); and (iii) 27,415 shares owned of record by Special Situations Cayman Fund, L.P. (“SSCF”). SSTF II, SSF III, and SSCF are affiliated investment funds. David Greenhouse and Austin Marxe are principals of the investment funds and their respective investment advisers, MGP Advisers Limited Partnership, SST Advisers, L.L.C. and AWM Investment Company, Inc.

(4)
Includes (i) 1,881,884 shares owned by certain affiliated investment funds of which Mr. Marxe is a principal (see footnote (3) above) and (ii) 5,004 shares which may be acquired within sixty days upon exercise of outstanding stock options awarded to Mr. Marxe personally in his former capacity as a Director of the Company.

(5)	Includes 24,171 shares which may be acquired within sixty days upon the exercise of outstanding stock options.

(6)	Includes 112,080 shares which may be acquired within sixty days upon the exercise of outstanding stock options.

(7)	Includes 10,000 shares which may be acquired within sixty days upon the exercise of outstanding stock options.

(8)	Includes 19,378 shares which may be acquired within sixty days upon the exercise of outstanding stock options.

(9)	Includes 24,171 shares which may be acquired within sixty days upon the exercise of outstanding stock options.

(10)	Includes 189,800 shares which may be acquired within sixty (60) days upon the exercise of outstanding stock options.

INDEPENDENT PUBLIC ACCOUNTANTS

Independent Registered Public Accounting Firm Fees

The following table presents fees for professional audit services and other services rendered by Vitale, Caturano & Company, Ltd. (“Vitale”) for the fiscal year ended June 30, 2005 and rendered by KPMG LLP (“KPMG”) for the fiscal years ended June 30, 2005 and 2004:

	2005	2004
Audit Fees(1)	$106,651	98,494
Audit-Related Fees(2)	—	—
Total Audit and Audit-Related Fees	106,651	98,494
Tax Fees(3)	20,000	10,000
All Other Fees(4)	—	—

Total Fees	$126,651	$108,494

(1)
Audit fees for fiscal 2005 are comprised of: (i) fees for professional services performed by Vitale for the audit of the Company’s annual financial statements of $47,500 and direct out-of-pocket expenses of Vitale in the amount of $1,190, (ii) fees for professional services performed by KPMG for the review of the Company’s quarterly financial statements for fiscal 2005 of $47,500 and direct out-of pocket expenses of $461 and (iii) fees for attestation services performed by KPMG in connection with the filing of the Company’s registration statement on Form S-3 of $10,000.

Audit fees for fiscal 2004 are comprised of fees for professional services rendered by KPMG for the audit of the Company’s annual financial statements and the review of the Company’s quarterly financial statements.

(2)
Audit-related fees are comprised of fees for assurance and related attestation services that are reasonably related to the performance of the audit of the Company’s annual financial statements or the review thereof and fees for due diligence services.

There were no audit-related fees incurred by the Company during fiscal 2005 or 2004.

(3)	Tax fees for fiscal 2005 are comprised of fees for professional services performed by KPMG with respect to corporate tax compliance, tax planning and tax advice.

Tax fees for fiscal 2004 are comprised of fees for professional services performed by KPMG with respect to corporate tax compliance, tax planning and tax advice.

(4)	The Company did not incur any other fees during fiscal 2005 for products and services provided by Vitale other than those disclosed above.

The Company did not incur any other fees during fiscal 2005 and 2004 for products and services provided by KPMG other than those disclosed above.

Audit Committee Pre-Approval Policies

The Audit Committee has established pre-approval policies and procedures that would prohibit engagement of accountants to render audit or non-audit services without prior approval of the Audit Committee. As a result, all engagements of the independent auditors to render any services, whether they would be deemed audit or non-audit services, require pre-approval of the Audit Committee. No audit, review or attest services were approved in accordance with Section 2-01(c)(7)(i)(C) of Regulation S-X during the fiscal year ended June 30, 2005.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of Messrs. Benjamin, Major, and Shannon, each of whom is “independent” as defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards. The Board of Directors has adopted a written charter for the Audit Committee.

The Audit Committee has submitted the following report:

The Audit Committee has reviewed and discussed with management the audited consolidated financial statements for the fiscal year ended June 30, 2005, and has discussed with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (SAS 61). SAS 61 requires independent auditors to communicate to the Audit Committee various matters, including, if applicable: (1) methods used to account for certain unusual transactions; (2) the effect of certain accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus; (3) the process used by management in formulating certain accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates and (4) disagreements with management over the application of accounting principles and certain other matters. The Audit Committee has received the written disclosures and the letter from the Company’s independent accountants required by Independence Standards Board Standard No. 1 (requiring auditors to make written disclosures to, and to discuss with, the Audit Committee, various matters relating to the auditor’s independence), has discussed with the accountants their independence and has considered whether the provision of non-audit services by the accountants is compatible with maintaining that independence. Based on the foregoing and further review and discussion, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2005 for filing with the Securities and Exchange Commission.

Donald A. Major
Edward A. Benjamin
Robert R. Shannon

CORPORATE CODE OF ETHICS AND CONDUCT

The Company’s Board of Directors has adopted a Corporate Code of Ethics and Conduct applicable to all of its employees, officers and directors. The Code has been filed as an exhibit to the Company’s Annual Report on Form 10-KSB for the year ended June 30, 2005.

STOCKHOLDER COMMUNICATIONS

 Stockholders may send communications to the Board of Directors or to specified directors by mailing such communications to the Clerk of the Company at 22 East Broadway, Gardner, Massachusetts 01440. All such correspondence should identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board or only specified directors. Any stockholder communication sent to the Board of Directors will be forwarded to the Board without screening.

STOCKHOLDER PROPOSALS

Stockholders may present proposals for inclusion in the 2006 Proxy Statement and form of proxy relating to that meeting provided they are received by the Clerk of the Company no later than July 5, 2006 and are otherwise in compliance with applicable Securities and Exchange Commission regulations.

If a stockholder who wishes to present a proposal at the Company’s 2006 Annual Meeting that will not be included in the Company’s proxy statement for such Annual Meeting fails to notify the Company of his or her desire to do so by September 18, 2006, then the proxies that the Board of Directors solicits for the 2006 Annual Meeting will include discretionary authority to vote on the stockholder’s proposal, if such proposal is properly brought before the meeting.

APPENDIX A

FORM OF REVERSE STOCK SPLIT AMENDMENT

That, the Corporation's Articles of Organization, as amended, be further amended by inserting the following in Article IV:

“Upon the filing of these Articles of Amendment with the Massachusetts Secretary of the Commonwealth (the “Effective Time”), each [INSERT APPROPRIATE SPLIT NUMBER, AS DETERMINED IN ACCORDANCE WITH THE PROPOSAL, WHICH SHALL NOT BE MORE THAN 6 AND NOT LESS THAN 3,] issued and outstanding shares of authorized Common Stock of the Corporation, $.01 par value per share shall be reclassified and combined into one (1) share of Common Stock. There shall be no fractional shares issued. Each resulting fractional share shall be rounded up to a whole share. The total number of authorized shares of Common Stock immediately after the Effective Time shall continue to be 20,000,000.”

poc inc.

22 EAST BROADWAY
GARDNER, MA 01440-3338

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Precision Optics Corp., Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: PREOP1 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

PRECISION OPTICS CORP, INC.

Vote On Director

Election of one Class III Director. The nominee for the Board of Directors to serve for a three-year term as Class III Director:

Nominee: Richard Miles

For All	Withhold All	For All Except
▢	▢	▢

To withhold authority to vote, mark "For All Except" and write the nominee's name on the line below.

____

Vote On Proposal Number 1

Proposal to approve an amendment to the Articles of Incorporation, to be filed at the discretion of the Board, to effect a reverse stock split as more fully described in the Proxy Statement.

For	Against	Abstain
▢	▢	▢

For address changes and/or comments, please check this box and write them on the back where indicated. ▢

Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PRECISION OPTICS CORPORATION, INC.

Dear Shareholder,

Please take note of the important information enclosed with this Proxy Ballot. The Proposals which are discussed in detail in the enclosed proxy materials require your immediate attention and approval.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage-paid envelope.

Your vote must be received prior to the Annual Meeting of Shareholders on November 29, 2005.

Thank you in advance for your prompt consideration of these matters.

Very truly yours,

Precision Optics Corporation, Inc.

PRECISION OPTICS CORPORATION, INC.

COMMON STOCK PROXY

The undersigned, revoking any previous instructions, hereby acknowledges receipt of the Notice and Proxy Statement dated November 1, 2005. In connection with the Annual Meeting mentioned below, the undersigned hereby appoint(s) Richard E. Forkey and R. Michael Arbon as attorneys of the undersigned, each with power to act alone and with full power of substitution, to act and to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Precision Optics Corporation, Inc. to be held on November 29, 2005, at 10:00 A.M. at the offices of Ropes & Gray LLP, One International Place, Boston, Massachusetts, and at any adjournments or postponements thereof, upon the matters set forth in the proxy statement for such Annual Meeting. The foregoing attorneys are authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

This proxy is solicited by the Board of Directors. When this proxy is properly executed, the shares represented hereby will be voted as specified by the Shareholder(s). If no direction is given, the shares will be voted FOR the amendment to the Articles of Incorporation described in Proposal Number 1 and FOR the election of the Class III director nominee.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name appears on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)